Exhibit 99.1

MESABI TRUST

PRESS RELEASE

New York, New York

October 19, 2009

The Trustees of Mesabi Trust (NYSE: MSB) declared a distribution of twenty-two cents ($0.22) per Unit of Beneficial Interest payable on November 20, 2009 to Mesabi Trust Unitholders of record at the close of business on October 30, 2009.  This compares to a distribution of one dollar and twenty-five cents ($1.25) per Unit for the same period last year.

The decrease in the distribution of one dollar and three cents ($1.03) per Unit as compared to the same quarter in 2008 is due to a significant decrease in the volume of shipments and lower prices on sales of iron ore pellets during the current fiscal quarter as compared to a year ago.  The Trust receives royalties based on the volume of shipments and the selling prices of iron ore pellets shipped by Northshore Mining Company (“Northshore”), the lessee/operator of the Mesabi Trust lands.  Iron ore pellet prices reported to Northshore with respect to pellets shipped from Mesabi Trust lands during the third calendar quarter 2009 decreased approximately 43% as compared to the pellet prices credited to the Trust in the third quarter of 2008. In addition, shipments of iron ore pellets credited to the Trust during the third calendar quarter 2009 decreased by 75% as compared to shipments credited to the Trust in the third quarter of 2008.

The total royalty payment expected to be received by Mesabi Trust on October 30, 2009 is $3,248,760 (including a royalty payment of $98,733 payable to the Mesabi Land Trust).  With respect to shipments of iron ore during the third calendar quarter of 2009, Mesabi Trust was credited with a base royalty of $1,571,581 and a bonus royalty of $1,564,980.  These base royalty and bonus royalty amounts were increased by an aggregate of $13,466, representing net price adjustments for prior periods. These pricing adjustments resulted primarily from changes in the prices of iron ore pellets shipped under supply agreements between Northshore, its parent company, Cleveland-Cliffs Inc (“CCI”), and certain of their customers (the “CCI Pellet Agreements”). As previously disclosed by Mesabi Trust, the prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis.  CCI has not provided Mesabi Trust with any projections about possible pricing (and resulting royalty) adjustments that might impact future distributions, although CCI did indicate that the royalty payments being reported today are based on estimated iron ore pellet prices under CCI Pellet Agreements, which are subject to adjustment.

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of the iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from other lands.  The volume of shipments of iron ore pellets by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, prices under the CCI Pellet Agreements are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  These adjustments can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and on a comparative historical basis. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in 2007, 2008 and 2009 continue to reflect pricing estimates for shipments of iron ore products that may be subject to further adjustment (upward or downward) pursuant to the CCI Pellet Agreements.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing, or even eliminating, cash available for distribution to the Trust’s Unitholders in future quarters.

This press release contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore in 2009, royalty (including bonus royalty) amounts, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended.  Actual production, prices (and price adjustments) and shipments of iron ore pellets, as well as actual royalty levels (including bonus royalties) could differ materially from current expectations due to inherent risks such as general and industry economic trends, uncertainties arising from war, terrorist events and other global events, higher or lower customer demand for steel and iron ore, environmental compliance uncertainties, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, indexing features in Cliffs Pellet Agreements resulting in adjustments to royalties payable to the Trust and other factors.  Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent on multiple price and inflation index factors under agreements to which the Trust is not a party and that are not known until after the end of a contract year.  Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.

Contact:	Mesabi Trust SHR Unit
Deutsche Bank Trust Company Americas
615-835-2749